EXPENSE LIMITATION AGREEMENT

Forum Funds
c/o Atlantic Fund Administration
Three Canal Plaza, Suite 600
Portland, ME 04101

May 29, 2014

Beck, Mack & Oliver LLC
360 Madison Avenue
New York, NY 10017

Dear Mr. Rappa:

Pursuant to this Expense Limitation Agreement (the “Agreement”), Beck, Mack & Oliver LLC (the “Adviser”) agrees to limit its investment advisory fee and reimburse expenses as necessary to ensure that the net annual operating expenses, (excluding all taxes, interest, portfolio transaction expenses, acquired fund fees and expenses, and extraordinary expenses) for the Beck, Mack & Oliver International Fund and the Beck, Mack & Oliver Partners Fund (each a “Fund” and together, the “Funds”) do not exceed the levels listed below (the “Expense Limitation”) for the period from August 1, 2014 through July 31, 2015 (the “Limitation Period”).

Beck, Mack & Oliver International Fund	1.50%
Beck, Mack & Oliver Partners Fund	1.00%

This Agreement constitutes the whole agreement between the parties and supersedes any previous fee waiver agreement relating to the Fund.

This Agreement is made and to be performed principally in the states of New York and Maine, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware.

This Agreement may only be amended or terminated with the approval of the Board of Trustees of Forum Funds (the “Board”). This Agreement will automatically renew annually for a one-year term, unless either it has been otherwise amended or terminated by the Board or, at least 90 days’ before the end of the then-current Limitation Period, the Adviser has provided written notice to the Board of its intent to terminate this Agreement. This Agreement will automatically terminate concurrent with the termination of the advisory agreement between the Adviser and the Trust with respect to the Fund.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,
FORUM FUNDS,
By:	/s/ Stacey E. Hong
Stacey E. Hong
Title:	President

The foregoing Agreement is hereby accepted as of May 29, 2014.

Beck, Mack & Oliver LLC

By: /s/ David E. Rappa
Name: David E. Rappa
Title: Member

Signature page to the Expense Limitation Agreement